Exhibit 10.34
Execution Copy
Amendment
to Executive Employment Agreement
The Executive Employment Agreement (the “AGREEMENT”) entered into as of July 12, 2007 by and among Thermadyne Holdings Corporation (“HOLDINGS”), a Delaware corporation and Terry A. Moody (“EMPLOYEE”), as amended as of December 31, 2008, is hereby further amended as follows, effective as of the date hereof.
1. The Agreement is amended by deleting paragraph (b) of Section 3 thereof in its entirety and substituting the following in lieu thereof:
     “(b) Cause. The Board of Directors of Holdings may terminate the Employment of Employee under this Agreement for Cause. For purposes of this Agreement, “Cause” shall be deemed to be: (i) an act by Employee of (A) willful misconduct, (B) fraud, (C) embezzlement, (D) theft or (E) any other act constituting a felony, in each case causing or that is reasonably likely to cause material harm, financial or otherwise, to Employers; (ii) a willful and intentional act or failure to act, which is committed by the Employee and which causes or can be expected to imminently cause material injury to any of the Employers that is not cured by Employee within 15 days after written notice from the Board of Directors of Holdings specifying such act or failure to act and requesting a cure; (iii) a willful and material breach by Employee of this Agreement that is not cured by Employee within 15 days after written notice from the Board of Directors of Holdings specifying the breach and requesting a cure; or (iv) habitual abuse of alcohol, narcotics or other controlled substances which materially impairs Employee’s ability to perform Employee’s duties hereunder that is not cured by Employee within 15 days after written notice from the Board of Directors of Holdings specifying such circumstances and requesting a cure. For purposes of this Agreement, no act, or failure to act, on Employee’s part shall be deemed “willful” unless done, or omitted to be done, by Employee not in good faith and without a reasonable belief that Employee’s act, or failure to act, was in the best interest of Employers.”
2. The Agreement is further amended by adding the following as new paragraph (e) of Section 4:
     “(e) Payments. In no event shall any payment to Employee under this Agreement that constitutes a “parachute payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), exceed 299% of Employee’s “base amount” of compensation, as defined in Section 280G of the Code. If any such “parachute payment” would exceed 299% of such “base amount,” Employers will instead pay Employee 299% of the “base amount” and Employers shall have no further obligation to Employee hereunder.”
3. Except as expressly modified hereby, the Agreement shall remain in full force and effect in accordance with the terms and conditions thereof.
4. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of this 3 day of December, 2010.
EMPLOYEE

/s/ Terry A. Moody Name: Terry A. Moody
EMPLOYER:
Thermadyne Holdings Corporation
(on behalf of itself and all wholly owned subsidiaries)

By:	/s/ Martin Quinn
Name: Martin Quinn
Title: President
Signature Page to
Amendment to Executive Employment Agreement